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Colorado Secretary of State
Date and Time: 02/05/2020 08:40 AM
ID Number: 20171182699

Document number: 20201119390
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number 20171182699
   (Colorado Secretary of State ID number)

   Entity name PotNetwork Holdings, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
   ☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are ______________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Leinwand	Jonathan		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

18851 NE 29th Ave
(Street name and number or Post Office Box information)
Suite 1011

Aventura	FL	33179
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

POTNETWORK HOLDINGS, INC.
Articles of Amendment

Pursuant to the provisions of Title 7of the Colorado Revised Statutes of the State of Colorado, POTNETWORK HOLDINGS, INC., a Colorado corporation, does hereby amend its Articles of Incorporation.

1. The name of the corporation whose Articles of Incorporation are being amended by these Articles of Amendment is PotNetwork Holdings, Inc., a Colorado corporation.

2. After the filing and effectiveness pursuant to the Colorado Business Corporations Act of these Articles of Amendment the Articles of Incorporation of the Corporation, at 12:01 am on January 14, 2020 (the "Effective Time"), Paragraph 5 of the Corporation's Articles of Incorporation is hereby amended to read in its entirety as follows:

"5. Authorized Shares.
a. The maximum number of shares that the corporation is authorized to have outstanding at any one time is One Billion Five Hundred Million (1,500,000,000) shares of common stock having a par value of $.00001 per share and 50,000 (Fifty Thousand) shares of preferred stock having a par value of $.00001 per share. The consideration to be paid for each share shall be as fixed by the Board of Directors and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed for the corporation with a value, in the judgment of the directors, equivalent to or greater than the full par value of the shares."

3. The amendment to the Articles of Incorporation of PotNetwork Holdings, Inc., a Colorado corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation as of November 15, 2019. The amendment was duly adopted by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

In witness whereof, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on February 5, 2020.

POTNETWORK HOLDINGS, INC.

By: ______________________________
Kevin Hagen
Chief Executive Officer, Chief Principal Officer